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                                                                      Exhibit 21


                  Subsidiaries of Heartland Technology, Inc.

The following is a list of all of the registrant's direct and indirect subsidiaries, state of incorporation or organization and the percentage of ownership of each.

Name of subsidiary               State           Ownership
---------------------------      ----------      ---------
PG Design Electronics, Inc.      Delaware          100%
Zecal Corp.                      Delaware           (a)
Solder Station-One               California        100%
HTI Interests, LLC               Delaware          99.9%

(a)  Wholly owned by PG Design Electronics, Inc.